Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts:

Delphine Carroll

Public Relations

484-645-1455

Dcarroll@nutrisystem.com

Michelle Mandara

DeVries Public Relations

212-891-0409

mmandara@devries-pr.com

NUTRISYSTEM ANNOUNCES NATIONWIDE VOLUNTARY RECALL OF PEANUT BUTTER GRANOLA BAR DUE TO POSSIBLE PEANUT CORPORATION OF AMERICA (PCA) CONTAMINATION AND POTENTIAL HEALTH RISK

No Cases of Illness Reported

HORSHAM, Pa -- January 21, 2009 - NutriSystem Inc., a leading provider of weight management products and services, today announced a voluntary recall of its NutriSystem-branded Peanut Butter Granola Bar 1.41 ounces or 40 grams packaged in flexible film, lot codes: TC08158A, TC08188A, TC09158A, TC09168A, TC09178A, TC11148A, TC11178A, because the product contains peanut butter which was manufactured by Peanut Corporation of America (PCA), which is the focus of an ongoing Salmonella investigation by the United States Food & Drug Administration (FDA). PCA is one of the suppliers of peanut ingredients to the company. NutriSystem is no longer using PCA as a peanut butter supplier.

Salmonella is an organism which can cause serious and sometimes fatal infections in young children, frail or elderly people, and others with weakened immune systems. Healthy persons infected with Salmonella often experience fever, diarrhea (which may be bloody), nausea, vomiting and abdominal pain. In rare circumstances, infection with Salmonella can result in the organism getting into the bloodstream and producing more severe illnesses such as arterial infections (i.e., infected aneurysms), endocarditis and arthritis. For more information on Salmonella, please visit the Centers for Disease Control and Prevention's Web site at www.cdc.gov (or call 1-800-232-4636).

There have been no cases of illness or adverse effects reported by any NutriSystem customers, and no other products within the NutriSystem food portfolio, including those made with peanut butter, are affected by this recall. No Salmonella contamination has been detected in the NutriSystem Peanut Butter Granola Bar. This voluntary recall is in line with FDA recommendations, and NutriSystem has removed all products within existing inventory.

"The safety of our customers is our highest priority, and in keeping with the recommendations by the FDA, we are urging all consumers who have purchased or are in possession of this product to immediately destroy them," said Sharon Tate, Vice President of Quality Assurance, NutriSystem, Inc. "Customers seeking a replacement bar are being asked to call a NutriSystem representative at 1-866-491-6425 or e-mail PBbar@Nutrisystem.com and a replacement bar will be issued in its place."

The peanut butter granola bar has been distributed directly to customers from the website or call center sales, residing in the United States by NutriSystem. The Peanut Butter Granola Bar (UPC 6 32674320162) is not available in retail stores, and not sold under any other name. This voluntary recall does not apply to NutriSystem Peanut Butter Granola Bar product sold in Canada.

Additional details can be found at www.nutrisystem.com

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